EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (dollars in thousands, except Ratio Data)


                                                                                           Three Months Ended
                                            Year Ended June 30,                      September 27,    September 26,
                            ----------------------------------------------------     ------------------------------
                               1995      1996      1997      1998      1999             1998             1999
Income before income
taxes                       $ 75,661  $136,058  $189,434  $235,911  $217,083         $ 47,571         $ 60,718

Plus fixed charges:
  Interest and debt
  amortization expenses       18,400    25,907    30,574    30,651    24,079            7,029            3,906
                            --------  --------  --------  --------  --------         --------         --------

Income before income
  taxes and interest and
  debt amortization
  expenses                  $ 94,061  $161,965  $220,008  $266,562  $241,162        $  54,600         $ 64,624
                            ========  ========  ========  ========  ========        =========         ========

Ratio of earnings to
  charges (1)                  5.11x     6.25x     7.20x     8.70x    10.02x            7.77x           16.54x





(1) Ratio of earnings to fixed charges was calculated by dividing income before income taxes and interest and debt amortization expenses by interest and debt amortization expenses.